REGISTRATION RIGHTS AGREEMENT
 THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), executed as of April 20, 2020, is made between PIMCO FLEXIBLE MUNICIPAL INCOME FUND, a Massachusetts business trust, as issuer (the "Fund"), and BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement (as defined below)) (the "Shareholder").
RECITALS
A. As of the date hereof, the Shareholder holds 250 RVMTP Shares issued by the Fund; and
 B. The Fund and the Shareholder have entered into that certain RVMTP Purchase Agreement dated as of April 20, 2020 (the "Purchase Agreement"), regarding the purchase of the RVMTP Shares of the Fund and certain other rights and obligations of the parties thereto as set forth therein.
NOW THEREFORE, the Parties hereby agree to enter into to provide for certain registration rights as follows:
1. Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:
"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (including any subsidiary) and "Affiliates" shall have correlative meaning.  For the purpose of this definition, the term "Control" (including with correlative meanings, the terms "Controlling", "Controlled by" and "under common Control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Blue Sky" means the statutes of any state regulating the sale of corporate securities within that state.
"Board" means the board of Trustees of the Fund or any duly authorized committee thereof.
"Business Day" has the meaning set forth in the Statement.
"Commission" means the United States Securities and Exchange Commission.
"Demand Registration" has the meaning set forth in Section 3.1 of this Agreement.
"Designated Representative" has the meaning set forth in Section 6(i)(v) of this Agreement.
"Effective Date" means the date of this Agreement.
"Effective Time" has the meaning set forth in the definition of "Registration Statement" in Section 1 of this Agreement.
"FINRA" shall mean the Financial Industry Regulatory Authority or any successor.
"Form N-2" means such form under the Securities Act (as defined herein) as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission.
"Fund" has the meaning set forth in the preamble to this Agreement.
"Fund Indemnified Persons" means, the Fund and its affiliates and trustees, officers, partners, employees, agents (including the Investment Adviser and Distributor, as defined in the Fund's Registration Statement), representatives and control persons, entitled to indemnification by the Holders under Section 7 of this Agreement.
"Fund Losses" has the meaning set forth in Section 7.2 of this Agreement.
"Holder" means the Shareholder and any Permitted Transferees of the Shareholder entitled to the rights, and bound by the obligations under this Agreement, in accordance with Section 8.11 of this Agreement.
"Holder Indemnified Persons" means, with respect to each Holder, such Holder and its affiliates and trustees, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 7 of this Agreement.
"Holder Losses" has the meaning set forth in Section 7.1 of this Agreement.
"Indemnified Party" has the meaning set forth in Section 7.3 of this Agreement.
"Indemnifying Party" has the meaning set forth in Section 7.3 of this Agreement.
"Initiating Holder" has the meaning set forth in Section 3.1 of this Agreement.
"Investment Adviser" means Pacific Investment Management Company LLC, or any successor company or entity thereto, and any successor investment adviser to the Fund, including, as appropriate, any sub-adviser duly appointed by the Investment Adviser.
"Majority Holders" means the Holder(s) of more than 50% of the Outstanding RVMTP Shares.
"Outstanding" has the meaning set forth in the Statement.
"Parties" means collectively the Fund, the Shareholder and any Permitted Transferee who becomes a party to this Agreement.  Each of the Parties shall be referred to as a "Party."
"Permitted Transferee" means, on any date prior to the RVMTP Shares having been registered under the Securities Act, any Person permitted to be a Holder of RVMTP Shares pursuant to Section 2.19 of the Statement and Section 2.1(b) of the Purchase Agreement to which RVMTP Shares are transferred in compliance with Section 8.11 of this Agreement.
"Person" means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.
"PIMCO Persons" means the Investment Adviser and affiliated persons of the Investment Adviser  (as defined in Section 2(a)(3) of the 1940 Act).
"Prospectus" shall mean the final prospectus (including the statement of additional information incorporated therein by reference) as filed by the Fund with the Commission (i) pursuant to Rule 497(h) under the Securities Act on or before the second Business Day after the earlier of the date of the determination of the offering price or the date it is first used after effectiveness in connection with a Public Offering or sales (or such other time as may be required under the Securities Act) or (ii) pursuant to Rule 497(b) under the Securities Act on or before the fifth Business Day after the effective date of a registration statement or the commencement of a public offering after the effective date of a registration statement, whichever occurs later (or such earlier time as may be required under the Securities Act), or, if no such filing is required, the final prospectus (including the final statement of additional information) included in the Registration Statement at the Effective Time.
"Public Offering" means an offering of Registrable Securities pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended.
"Purchase Agreement" has the meaning set forth in the recitals to this Agreement.
"Registration" means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms "Register" and "Registered" have meanings correlative with the foregoing.
"Registrable Securities" means (i) RVMTP Shares owned by the Shareholder or any Permitted Transferee, and (ii) RVMTP Shares or any other securities of the Fund issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the RVMTP Shares referred to in clause (i).
"Registration Expenses" means all expenses incurred by the Fund in complying with Section 3 of this Agreement, including, without limitation, all Registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Fund, reasonable fees and disbursements of one special counsel for all Holders (if different from counsels to the Fund) up to an amount not to exceed U.S.$25,000, Blue Sky fees and expenses, the expense of any reasonably necessary special audits or comfort letters incident to or required by a Registration and the reasonable costs and expenses of attending domestic road show presentations.  Registration Expenses do not include any underwriting discounts or commissions or any fees or expenses of counsel to the Holders referenced above in excess of U.S.$25,000.
"Registration Statement" means a registration statement, as amended at the time of such registration statement's effectiveness for purposes of Section 11 of the Securities Act, (the "Effective Time"), including (i) all documents filed as a part thereof or incorporated by reference therein, (ii) any information contained in a prospectus subsequently filed with the Commission pursuant to Rule 497 under the Securities Act and deemed to be part of the registration statement at the Effective Time, and (iii) any registration statement filed to register the offer and sale of RVMTP Shares pursuant to Rule 462(b) under the Securities Act.
"RVMTP Shares" means the remarketable variable rate munifund term preferred shares Series 2050-A of the Fund, with par value of U.S.$0.00001 per share and a liquidation preference of U.S.$100,000 per share.
"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.
"Shareholder" has the meaning set forth in the preamble to this Agreement.
 "Statement" means the Statement Establishing and Fixing the Rights and Preferences of the RVMTP Shares, including the Appendix thereto, dated April 20, 2020, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
"Underwriters' Representative" has the meaning set forth in Section 3.3(b) of this Agreement.
"U.S.$" or "USD" means United States dollars.
2. Registration Rights; Applicability of Rights.  The Holders shall be entitled to the rights with respect to the registration of the Registrable Securities set forth in this Agreement.
3. Demand Registration.
3.1. Request for Registration.  If the Fund receives from the Majority Holders (referred to as the "Initiating Holder(s)") a request in writing that the Fund effect any Registration with respect to the Registrable Securities, subject to the terms of this Agreement, the Fund shall (i) within ten (10) days of receipt of such written request, give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use its commercially reasonable best efforts to file a Registration Statement with respect to those Registrable Securities ("Demand Registration") which the Fund has been so requested to register, together with all other Registrable Securities which the Fund has been requested to register by Holders thereof by written request given to the Fund within fifteen (15) days after receiving written notice from the Fund, subject to the limitations of this Section 3.  The Fund shall not be obligated to take any action to effect any Registration pursuant to this Section 3.1 after the Fund has effected one Registration pursuant to this Section 3.1 and such Registration has been declared or ordered effective (and has not been subject to a "stop order" of the Commission).  The substantive provisions of Section 3.3 shall be applicable to any Registration initiated under this Section 3.1.
3.2. Right of Deferral.  Notwithstanding the foregoing, the Fund shall not be obligated to file a Registration Statement pursuant to this Section 3 or take any action pursuant to Section 6 if the Fund furnishes to those Holders a certificate signed by the president or chairman of the Board of the Fund stating that in the good faith judgment of the Board it would be materially detrimental to the Fund or its shareholders for a Registration Statement to be filed in the near future.  In such event, the Fund's obligation to use its commercially reasonable best efforts to file a Registration Statement shall be deferred for a period not to exceed 90 days from the receipt of the request to file the registration by that Holder; provided, that the Fund shall not exercise the right to delay a request contained in this Section 3.2 more than once in any 12 month period, and provided further, that during such 90 day period, the Fund shall not file a Registration Statement with respect to any preferred shares of the Fund except as otherwise may be agreed in writing by the Parties; and provided further, that notwithstanding anything to the contrary contained herein, the Fund shall not be required to file a Registration Statement at any time when the Fund reasonably believes upon the advice of counsel that doing so would violate applicable law or the rules and regulations of the Securities and Exchange Commission or other regulatory entity.
3.3. Underwriting in Demand Registration.
(a)
Notice of Underwriting.  If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Fund as a part of their request made pursuant to this Section 3, and the Fund shall include that information in the written notice referred to in Section 3.1 of this Agreement.  The right of any Holder to have their Registrable Securities included in a Registration pursuant to this Section 3 shall be conditioned upon such Holder's agreement to participate in the underwriting and the inclusion of that Holder's Registrable Securities in the underwriting to the extent provided herein.

(b)
Selection of Underwriter in Demand Registration.  The Fund shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement in customary form for an underwritten offering made solely by selling shareholders with the underwriter or, if more than one, the lead underwriter acting as the representative of the underwriters (the "Underwriters' Representative") selected for the underwriting by the Initiating Holder and with the consent of the Fund, not to be unreasonably withheld.

(c)
Marketing Limitation in Demand Registration.  Notwithstanding any other provision of this Section 3, in the event the Underwriters' Representative advises the Fund in writing that market factors (including, without limitation, the aggregate number of RVMTP Shares requested to be Registered, the general condition of the market, and/or the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Fund shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities requested to be included in the Registration by all such selling Holders (including the Initiating Holder(s)); provided, however, that the number of Registrable Securities to be included in any such underwriting held by Holders shall not be reduced unless all other securities of the Fund, its Affiliates and PIMCO Persons are first entirely excluded from the underwriting.  Unless the prior written consent of the Majority Holders has been obtained, the number of the Registrable Securities included in any such underwriting shall not be reduced to less than 90% of the number of the Registrable Securities requested to be included.  Any Registrable Securities or other securities excluded from the underwriting by reason of this Section 3.3(c) shall be withdrawn from the Registration.  To facilitate the allocation of shares in accordance with the foregoing, the Fund or the underwriters may round the number of shares allocated to any Holder to the nearest one share.

(d)
Right of Withdrawal in Demand Registration.  If any Holder of Registrable Securities (other than the Initiating Holder(s)) disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Fund and the Underwriters' Representative proposing to distribute their securities through the underwriting, delivered at least twenty (20) days prior to the effective date of the Registration Statement.  If any Initiating Holder elects to withdraw, such withdrawal shall be conditioned on the payment by such withdrawing Initiating Holder to the Fund of the Registration Expenses incurred in connection with such withdrawal (which Registration Expenses are to be calculated on a per share basis according to the total Registration Expenses then incurred and the total number of Registrable Securities and, once calculated, such allocation of the Registration Expenses to the withdrawal to be made proportionally based on the number of withdrawn securities to the total number of Registrable Securities).  Such payment obligation shall be allocated severally among the withdrawing Initiating Holders (such allocation to be made proportionally among the withdrawing Initiating Holders based on the number of withdrawn securities held by each of such holders and the total number of withdrawn securities held by all withdrawing Initiating Holders), and the payment shall be made within thirty (30) days after the delivery to the withdrawing Initiating Holders of an invoice stating such Registration Expense in reasonable detail.  The securities so withdrawn shall also be withdrawn from the Registration Statement.

4. Expenses of Registration.  All Registration Expenses incurred in connection with any Registration pursuant to Section 3.1 shall be borne by the Fund.
5. Assignability of Registration Rights; Termination of Registration Rights; Limitation on Subsequent Registration Rights
5.1.  Assignability of Registration Rights.  Except as provided in Section 8.11, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party to this Agreement.
5.2.  Termination of Registration Rights. The rights to cause the Fund to register Registrable Securities granted under Section 3 of this Agreement and to receive notices pursuant to Section 3 of this Agreement, shall terminate on the earliest of (i) the date that is twelve (12) months prior to the then current Term Redemption Date or Early Term Redemption Date (each as defined in the Statement), (ii) a notice of redemption having been issued by the Fund under the Statement for the redemption of all of the Registrable Securities unless a Redemption Default (as defined in the Statement) has occurred and remains outstanding, or the repurchase by the Fund (including by exchange of securities) and cancellation of all of the Registrable Securities and (iii) the date a Demand Registration has been effected and the Registrable Securities have been sold or otherwise disposed of in accordance with the plan of distribution set forth in the Registration Statement and Prospectus relating thereto or all Holders have withdrawn from the Demand Registration.
6. Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities pursuant to Section 3.1, the Fund shall, as soon as practicable, use commercially reasonable best efforts to:
(a)
(i) prepare and file a Registration Statement with the Commission which (x) shall be on Form N-2, if available, (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof, and (z) shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and all other information reasonably requested by the Underwriters' Representative to be included therein relating to the underwriters and plan of distribution for the Registrable Securities, (ii) cause such Registration Statement to become effective and remain effective for up to 90 days or, if earlier, until the Holder or Holders have completed the distribution thereto or withdrawn from such plan of distribution, (iii) cause each Registration Statement, as of the effective date of such Registration Statement, (x) to comply in all material respects with any requirements of the Securities Act and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iv) cause each Prospectus, as of the date thereof, (x) to comply in all material respects with any requirements of the Securities Act and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)
subject to Section 6(a), prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section 6(a)(ii); cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to applicable rules under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period set forth in Section 6(a)(ii) in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such registration statement;

(c)
furnish to each Holder for which the Registrable Securities are being registered and to each underwriter of an underwritten offering of the Registrable Securities, if any, without charge, as many copies of each Prospectus, including, without limitation, each preliminary Prospectus, and any amendments or supplements thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Fund hereby consents to the use of the Prospectus, including, without limitation, each preliminary Prospectus, by each Holder for which the Registrable Securities are being registered and each underwriter of an underwritten Public Offering of the Registrable Securities, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus, as applicable;

(d)
(i) use its commercially reasonable best efforts to register or qualify the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the Commission, under all applicable state securities or Blue Sky laws of such United States jurisdictions as the Underwriters' Representative, if any, or any Holder having Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use its commercially reasonable best efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each underwriter, if any, and any such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities the registration of which such Holder is requesting; provided, however, that the Fund shall not be obligated to qualify to do business or to a file a general consent to service of process in any such state or jurisdiction, unless the Fund is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)
notify each Holder for which the Registrable Securities are being registered promptly, and, if requested by such Holder, confirm such advice in writing, (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of such Registration Statement and the closing of any sale of Registrable Securities covered thereby pursuant to any agreement to which the Fund is a party relating to such sale, the representations and warranties of the Fund contained in such agreement cease to be true and correct in all material respects or if the Fund receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)
furnish to a designated single counsel representing all of the underwriters, if any, and for the Holders for which the Registrable Securities are being registered, copies of any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)	use its commercially reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;
(h)
upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use commercially reasonable best efforts to prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i)
with respect to each requirement in this Section 6(i), in a form reasonably satisfactory to the Fund's legal counsel, enter into customary agreements (including, in the case of an underwritten Public Offering, underwriting agreements in customary form for sales only by selling shareholders, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions that are commercially reasonable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the plan of distribution set forth in the Registration Statement and the Prospectus, and in connection therewith:

(i)
in the case of any underwritten Public Offering, make such representations and warranties to (x) the underwriters and (y) insofar as they relate to the nature and the validity of the offering, the selling Holders of such Registrable Securities, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(ii)
in the case of any underwritten Public Offering, obtain opinions of counsel to the Fund and updates thereof addressed to (x) the underwriters and (y) insofar as they relate to the nature and the validity of the offering, each selling Holder, covering the matters customarily covered in opinions requested in similar underwritten offerings and such other matters as may be reasonably requested by underwriters and such Holders (and which opinions (in form, scope and substance) shall be reasonably satisfactory to the Underwriters' Representative, and, if addressed to the selling Holders pursuant to clause (y), the Majority Holders of the Registrable Securities being sold);

(iii)
in the case of any underwritten Public Offering, obtain "comfort" letters or "agreed-upon procedures" letters and updates thereof from the Fund's independent certified public accountants addressed to the selling Holders of the Registrable Securities, if permissible, and underwriters, which letters shall be customary in form and shall cover matters of the type customarily covered in such letters to underwriters and such Holders in connection with firm commitment underwritten offerings;

(iv)
to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the selling Holders providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of the Registrable Securities, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants relating to the nature and validity of the offering; and

(v)
deliver such customary documents and certificates as may be reasonably requested by a designated representative of the Majority Holders of the Registrable Securities being sold (the "Designated Representative") or by the Underwriters' Representative, if any;

(j)
make available for inspection by the Designated Representative and by any underwriters participating in any disposition pursuant to such Registration Statement and a single counsel or accountant retained by such Holders or by counsel to such underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Fund that are customarily requested and cause the respective officers, trustees and employees of the Fund to supply all information reasonably requested by such Designated Representative, underwriter, counsel or accountant in connection with such Registration Statement;

(k)
within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the selling Holders of the Registrable Securities and to counsel to such Holders and to the underwriter or underwriters of a underwritten Public Offering of the Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request and not file any such document in a form to which the Majority Holders of the Registrable Securities being registered or any Underwriters' Representative shall reasonably object unless required by law; and make such of the representatives of the Fund as shall be reasonably requested by the Designated Representative or the Underwriters' Representative available for discussion of such document;

(l)
otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of the Securities Act and the rules thereunder;

(m)	cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and
(n)
use its commercially reasonable best efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by participating in domestic road show presentations, holding meetings with potential investors and taking such other actions as shall be reasonably requested by the Designated Representative or the lead managing underwriter of an underwritten offering.

Each selling Holder of the Registrable Securities as to which any Registration is being effected pursuant to this Agreement agrees, as a condition to the Registration obligations with respect to such Holder provided herein, to furnish to the Fund such information regarding such Holder required to be included in the Registration Statement, the ownership of the Registrable Securities by such Holder (including information on the Persons having voting and dispositive control thereof) and the proposed distribution by such Holder of such Registrable Securities as the Fund may from time to time reasonably request in writing.  Each selling Holder of the Registrable Securities as to which any Registration is being effected pursuant to this Agreement also agrees, as a condition to the Registration obligations with respect to such Holder provided herein, to suspend use of any Prospectus (a) if it has received the notification contemplated by Section 6(e)(iv) until such time as the Fund notifies such Holder that it has complied with Section 6(h) above or (b) if the Fund exercises its right of deferral under Section 3.2 hereof.
7. Indemnification.
7.1.  Fund's Indemnification of Holders.  The Fund agrees to indemnify and hold harmless each Holder and each other Holder Indemnified Person from and against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) ("Holder Losses") which are related to or arise out of any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or in any amendment or supplement thereto, or arise out of or relate to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder or its Affiliates furnished in writing to the Fund by such Holder expressly for use therein, or to the extent that such information relates to such Holder or its Affiliates, or such Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6(e)(iv), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Fund has notified such Holder in writing that the Prospectus is unavailable for use by such Holder and prior to the receipt by such Holder of a notice that the Fund has complied with Section 6(h) above or (iii) such Holder Losses were incurred in connection with any offer and sale made during a period when the Fund has exercised its right of deferral pursuant to Section 3.2 above.
7.2.  Holders' Indemnification of Fund.  Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Fund and each other Fund Indemnified Person from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) ("Fund Losses") which are related to or arise out of any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or in any amendment or supplement thereto, or arise out of or relate to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that (A) such untrue statements or omissions are based solely upon information regarding such Holder or its Affiliates furnished in writing to the Fund by such Holder expressly for use therein, or to the extent that such information relates to such Holder or its Affiliates or such Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto; (B) in the case of an occurrence of an event of the type specified in Section 6(e)(iv), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Fund has notified such Holder in writing that the Prospectus is unavailable for use by such Holder and prior to the receipt by such Holder of a notice that the Fund has complied with Section 6(h) above or (C) such Fund Losses were incurred in connection with any offer and sale made during a period when the Fund has exercised its right of deferral pursuant to Section 3.2 above.  In no event shall the liability of any selling Holder under this Section 7.2 be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct.
7.3.  Indemnification Procedure.  If any action, suit, proceeding or investigation shall be brought or asserted against any Person entitled to indemnity hereunder (the "Indemnified Party"), such Indemnified Party shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder (except to the extent that the Indemnifying Party is materially prejudiced by such failure to promptly notify).  The Indemnifying Party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall have the right to separate counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party in accordance with the preceding sentence or (ii) the Indemnified Party shall have been advised by counsel that there exist actual or potential conflicting interests between the Indemnifying Party and such Indemnified Party, including situations in which one or more legal defenses may be available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.
The Indemnifying Party shall not be liable for any settlement of any such action, suit, proceeding or investigation effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action, suit, proceeding or investigation in respect of which indemnification may be sought by the Indemnified Party hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, proceeding or investigation) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability and obligations arising therefrom.
7.4.  Contribution.  Each Indemnifying Party also agrees that if any indemnification sought by an Indemnified Party pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the Indemnifying Party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Fund on the one hand and the Holders on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Holder on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation.  In no event shall the liability of any selling Holder under this Section 7.4 be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation, except in the case of fraud or willful misconduct.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.
7.5.  No Limitations.  Nothing in this Section 7 is intended to limit any Party's obligations contained in other parts of this Agreement or the RVMTP Shares, provided that no amount shall be reimbursed twice in any event.
7.6.  Conflicts.  Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
8. Miscellaneous.
8.1.  Governing Law.  This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.
THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.
8.2.  No Waivers.
(a)
The obligations of the Fund and the Shareholder and its Permitted Transferees hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the RVMTP Shares).  The rights of the Shareholder hereunder are separate from and in addition to any rights that any Holder of any RVMTP Share may have under the terms of such RVMTP Share or otherwise.

(b)
No failure or delay by the Fund or the Shareholder in exercising any right, power or privilege hereunder or under the RVMTP Shares or any other agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Fund or the Shareholder in exercising any right, power or privilege under or in respect of the RVMTP Shares or any other agreement shall affect the rights, powers or privileges of the Fund or the Shareholder hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3.  Specific Performance.  Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.
8.4.  Waiver of Jury Trial.  The Fund and the Shareholder hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.
8.5.  Counterparts and Facsimile Execution.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Party.
8.6.  Interpretation.  The headings preceding the text of Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively.  Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Underscored references to Sections shall refer to those portions of this Agreement.  The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or clause of this Agreement.
8.7.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail or similar writing), and shall be given to such party at its address or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.  The notice address for each party is specified below:
If to the Fund, to:
PIMCO Flexible Municipal Income Fund
650 Newport Center Drive
Newport Beach, CA 92660
Attention: Ryan Leshaw
Telephone: 949-720-6980
Email: Ryan.Leshaw@pimco.com
If to the Shareholder, to:
Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, New York 10036
Attention: Thomas J. Visone
 Mary Ann Olson
Todd Blasiak
Michael Jentis
Lisa Irizarry
Telephone:(212) 449-7358 (Visone, Blasiak, Irizarry)
 (212) 449-8300 (Jentis)
Email: thomas.visone@bofa.com
 mary.ann.olson@bofa.com
 todd.blasiak@bofa.com
 lisa.m.irazarry@bofa.com
 michael.jentis@bofa.com
8.8. Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Holders of not less than a majority of the Registrable Securities (calculated on an as-converted basis).
8.9. Severability.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement be preserved.
8.10. Entire Agreement.  This Agreement and the Purchase Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.
8.11. Successors and Assigns; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns by merger or the operation of law.  Neither the Fund nor the Shareholder may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by merger or operation of law), except that prior to the RVMTP Shares being registered under the Securities Act, any transferee of RVMTP Shares satisfying the requirements set forth in Section 2.1(b) of the Purchase Agreement shall have the rights of a Holder hereunder so long as it has executed a transferee certificate in the form contemplated by the Purchase Agreement and otherwise agrees to be bound by the provisions of this Agreement.  Any assignment without such prior written consent shall be void.
8.12. Transfers to TOBs.  In the event that the Shareholder transfers, in accordance with Section 2.1(b) of the Purchase Agreement, RVMTP Shares to a tender option bond trust (or similar vehicle used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Shareholder or an Affiliate thereof retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust (or similar vehicle used for providing financing for municipal obligations and municipal closed-end fund preferred shares), for purposes of the rights granted to Holders under this Agreement, the Shareholder, and not such tender option bond trust (or similar vehicle used for providing financing for municipal obligations and municipal closed-end fund preferred shares), shall be deemed to be the actual owner of such RVMTP Shares.
8.13. Effectiveness of this Agreement.  This Agreement shall be effective as of the Effective Date and the rights and obligations of the Parties contained herein in each case shall be binding as of the Effective Date.
8.14. No Individual Liability.  This Agreement is executed by or on behalf of the trustees of the Fund solely in their capacity as such trustees and shall not constitute their personal obligation either jointly or severally in their individual capacities.  In accordance with the Agreement and Declaration of Trust of the Fund, no trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise under this Agreement, and the Fund shall be solely liable therefor and all parties hereto shall look solely to the Fund's property for the payment of any claim, or the performance of any obligation, hereunder.
[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date first written above.

THE FUND: PIMCO FLEXIBLE MUNICIPAL INCOME FUND By: _/s/ Eric D. Johnson___________ Name: Eric D. Johnson Title: President
THE SHAREHOLDER: Banc of America Preferred Funding Corporation By: _/s/ Michael Jentis ____________ Name: Michael Jentis Title: Authorized Signatory